                                                                    EXHIBIT 99.1


                        MOHEGAN TRIBAL GAMING AUTHORITY
                        ANNOUNCES RECORD THIRD QUARTER
                               OPERATING RESULTS


Uncasville, Connecticut, July 18, 2001 - The Mohegan Tribal Gaming Authority ("Mohegan Sun") announced today operating results for the third quarter ended June 30, 2001. Highlights for the quarter were:

     . Achieved EBITDAR of $68.1 million, a 4.4 percent increase over the previous year's quarter
     .    Generated gross revenues of $218.9 million.
     .    Achieved a gross slot win per unit per day of $466
     . Increased its Connecticut slot win market share to 43.4 percent, a 1.4 percent increase over the previous year's quarter
     .    Announced an employer-paid retirement savings plan for all employees
     .    Opened the "Hall of the Lost Tribes" smoke-free slot room

Mohegan Sun reported third quarter income from operations before interest, depreciation, amortization, pre-opening costs and relinquishment fees earned by Trading Cove Associates ("EBITDAR") of $68.1 million. For the quarter ended June 30, 2000, Mohegan Sun achieved EBITDAR of $65.3 million. The results of operations for the comparative quarters exclude the results of Mohegan Sun High Stakes Bingo which ceased operations on November 29, 2000. The bingo results for both periods, which include payroll and other costs related to closing the High Stakes Bingo Hall, are reported in discontinued operations.

Commenting on the results of operations, Mark Brown, Chairman of the Mohegan Tribal Council, said "The Management Board is extremely pleased with the casino's operating performance, which provides momentum for the opening of Project Sunburst". Chairman Brown attributes Mohegan Sun's success directly to the dedication and hard work of the Mohegan Sun employees.

Net revenues for the quarter were $200.5 million, an increase of $15.7 million, or 8.5 percent, over the same period last year. Third quarter revenues include a gross slot win per unit per day of $466 versus $497 for the same period last year. The decrease in win per unit is attributed to the opening of the Hall of the Lost Tribes smoke-free slot room, which added approximately 637 slot machines, an increase of approximately 20 percent. Third quarter gross slot revenue of $150.5 million increased by 10.0 percent over the same period last year. During the same period the Connecticut slot market increased by 6.3 percent. Mohegan Sun management is also pleased with the 6.2 percent third quarter growth in table games revenue.

Mohegan Sun management attributes the solid third quarter operating performance to the excitement created from the opening of the Hall of the Lost Tribes and the outstanding levels of service by its 6,000 employees. Management is also pleased with the 4.4 percent increase in EBITDAR over the quarter ended June 30, 2000, particularly as Mohegan Sun is in the height of Project Sunburst construction.

Mohegan Sun achieved EBITDAR of $183.6 million for the nine months ended June 30, 2001, an increase of $.2 million over the same period last year. The increase over the nine months ended June 30, 2000, was attainable despite higher employee headcounts in preparation for the opening of Project Sunburst and increased labor and benefit costs. Additional expenses for the nine months ended June 30, 2001 included marketing and advertising that have driven incremental patronage, expanding Mohegan Sun brand awareness and market share. Net revenues for the nine-month period were $571.4 million, an increase of $31.1 million, or
5.8 percent, over the same period last year.

For the nine-months ended June 30, 2001, Mohegan Sun averaged a gross slot win per unit per day of $478 compared to $472 in the same period in the prior year. Gross slot revenues were $417.7 million for the nine-months ended June 30, 2001, representing an increase of $26.7 million or 6.8 percent over the prior year.

Human Capital

As part of its efforts to be the employer of choice, Mohegan Sun is offering an employer-paid retirement savings plan to employees based on hours worked. This plan is in addition to Mohegan Sun's current 401(k) plan and was effective
July 2, 2001.

"This retirement program along with many other employee benefits and services will allow Mohegan Sun to attract and retain the most talented workforce in this region and strive to become the model employer in this area and throughout the entire gaming industry," said Bill Velardo, President and General Manager.

Project Sunburst

Mohegan Sun spent $147.9 million, excluding capitalized interest, during the quarter on Project Sunburst, the $960 million expansion of Mohegan Sun. The Casino of the Sky is expected to offer 2,550 slot machines and 80 table games. Project Sunburst is expected to also feature a 1,200-room luxury hotel, 100,000 square feet of convention space, a 10,000-seat arena, approximately 37 retail stores such as Brookstone, Discovery Channel and Lux, Bond and Green, seven full service restaurants including Todd English's Figs, Michael Jordan - The Steak House, Michael Jordan's 23, Jasper White's Summer Shack, Big Bubba's BBQ, Johnny Rockets and seven quick service food outlets. The Casino of the Sky, Shops at Mohegan Sun and Mohegan Sun arena are expected to open in late September 2001. The luxury hotel and convention spaces are expected to open in April 2002.

Mohegan Sun has expended $616.0 million of the $960.0 million budgeted for Project Sunburst through June 30, 2001, excluding capitalized interest. Cumulative Project Sunburst spending through fiscal year 2001 is anticipated to be $774.5 million. Mohegan Sun and its Project Developer, Trading Cove Associates, remain confident that Project Sunburst will be completed within the $960.0 million budget. A significant milestone of Project Sunburst occurred on June 8, 2001, with the placement of a 9,400-pound beam of structural steel, which topped off the new 34-story, 1,200-room luxury hotel.

Smoke-free Slots

On April 18, 2001 the highly thematic Hall of the Lost Tribes smoke-free gaming venue opened featuring 637 slot machines, quick-service food and beverage concessions, and a new cocktail bar with video poker. The Hall of the Lost Tribes is located in the former High Stakes Bingo Hall. The Hall of the Lost Tribes was completed for $18.0 million, which is $2.0 million below the $20.0 million original budget.

Other Capital Spending

For the three months ended June 30, 2001, property maintenance capital expenditures for furniture, fixtures and equipment totaled $2.3 million. Property maintenance expenditures are anticipated to be $10.6 million for the remaining three months of fiscal year 2001.

Construction continued on the $35.0 million electrical and water systems infrastructure ("Infrastructure Improvements") that will service Mohegan Sun and other facilities. The construction is expected to be complete concurrent with the opening of Project Sunburst. During the quarter, $2.8 million was spent on the Infrastructure Improvements. Cumulative Infrastructure Improvements total $23.7 million as of June 30, 2001. Anticipated Infrastructure Improvements spending for the final three months of fiscal 2001 is $11.3 million.

Capital spending on the $10.0 million Employee Daycare facility and $50.0 million patron parking facility for the year ending September 30, 2001 is anticipated to be $1.0 million and $8.0 million, respectively. Expenditures on the Employee Daycare facility totaled $68,000 through June 30, 2001. There was no spending on the patron parking facility project for the quarter.

Liquidity

Cash and Cash equivalents at June 30, 2001 were $76.2 million compared to $115.7 million at September 30, 2000. As of June 30, 2001, Mohegan Sun has $274.0 million outstanding under the $500 million Bank Credit Facility. Mohegan Sun anticipates it will issue an additional $150.0 million of subordinated notes or a term loan by September 30, 2001. The $27.6 million due from the Mohegan Tribe is anticipated to be repaid by September 30, 2001.

Management believes that existing cash balances, financing arrangements, operating cash flow and anticipated capital raising activities will provide Mohegan Sun with sufficient resources to meet its existing debt obligations, relinquishment payments, tribal distributions, and foreseeable capital expenditure requirements with respect to current operations and Project Sunburst for at least the next twelve months.

Additional news and information on Mohegan Sun can be found at www.mohegansun.com.

Some information included in this press release and other materials filed by the Mohegan Tribal Gaming Authority (the "Authority") with the Securities and Exchange Commission contain forward-looking statements, within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements included information relating to plans for future expansion and other business development activities, as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). Additional information concerning potential factors that could affect the Authority's financial results are included in the Authority's Form 10-K for the fiscal year ended September 30, 2000.

Press Release                      Contact:   Jeff Hartmann
Mohegan Tribal Gaming Authority               Executive Vice President,
Uncasville, Connecticut                       Chief Financial Officer
July 18, 2001                                 (860) 862-8000

                        Mohegan Tribal Gaming Authority
                        -------------------------------
                          Selected Financial Results
                          --------------------------
            (dollars in thousands except slot win per unit per day)
            -------------------------------------------------------

                                         ---------------------------------------
                                              For the               For the
                                           Quarter Ended         Quarter Ended
                                           June 30, 2001         June 30, 2000
                                           -------------         -------------
                                            (unaudited)           (unaudited)
Net Revenue                                   $200,542              $184,809

Operating Income                                55,897                56,390

Pre-Opening Costs                                3,724                 1,381

TCA Relinquishment Fees                         10,946                10,078

Interest Incurred                               13,467                10,864

EBITDAR (1)                                     68,124                65,271

EBITDA (2)                                      57,178                55,193

EBITDAR Margin                                    34.0%                 35.3%

EBITDA Margin                                     28.5%                 29.9%

Slot Win Per Unit Per Day                     $    466              $    497
                                         ---------------------------------------
                                             For the                 For the
                                        Nine Months Ended       Nine Months Ended
                                          June 30, 2001           June 30, 2000
                                           -------------         -------------
                                            (unaudited)           (unaudited)
Net Revenue                                   $571,412              $540,329

Operating Income                               154,488               143,539

Pre-Opening Costs                                7,040                 3,398

TCA Management/Relinquishment Fees              31,243                33,607

Interest Incurred                               35,993                36,893

EBITDAR (1)                                    183,553               183,357

EBITDA (2)                                     152,310               149,750

EBITDAR Margin                                    32.1%                 33.9%

EBITDA Margin                                     26.7%                 27.7%

Slot Win Per Unit Per Day                     $    478              $    472

(1) EBITDAR represents income from operations before interest, depreciation, amortization, pre-opening costs and fees earned by Trading Cove Associates pursuant to the Management and Relinquishment Agreements.

(2) EBITDA represents income from operations before interest, depreciation, amortization and pre-opening costs, less fees earned by Trading Cove Associates pursuant to the Management and Relinquishment Agreements.

                        Mohegan Tribal Gaming Authority
                        -------------------------------
                                Balance Sheets
                                --------------
                                (in thousands)
                                --------------


                                                           June 30     September 30,
                                                             2001           2000
                                                         -----------    -----------
                                                         (unaudited)
                                 ASSETS
                                 ------
Current assets:
   Cash and cash equivalents                             $    76,239    $   115,731
   Receivables, net                                            7,891          7,161
   Due from Tribe                                             27,637            824
   Inventories                                                 9,217          7,577
   Other current assets                                        5,904          4,478
                                                         -----------    -----------

       Total current assets                                  126,888        135,771

Non-current assets:
   Property and equipment, net                               350,424        338,243
   Construction in process                                   640,554        264,999
   Trademark, net                                            120,551        123,128
   Other assets, net                                          18,444         23,238
                                                         -----------    -----------

       Total assets                                      $ 1,256,861    $   885,379
                                                         ===========    ===========

                        LIABILITIES AND CAPITAL
                        -----------------------

Current liabilities:
   Current portion of capital lease obligations          $     1,739    $     4,055
   Current portion of relinquishment liability                46,897         56,646
   Accounts payable and accrued expenses                      79,986         57,601
   Accrued interest payable                                   21,540         10,625
                                                         -----------    -----------

       Total current liabilities                             150,162        128,927

Non-current liabilities:
    Long-term debt                                           774,000        500,000
    Relinquishment liability                                 626,736        616,234
    Capital lease obligations, net of current portion            222          2,336
    Other long-term liabilities                                   45             --
                                                         -----------    -----------

       Total liabilities                                   1,551,165      1,247,497
                                                         -----------    -----------

Commitments and contingencies

Capital:
    Retained Earnings (Deficit)                             (292,733)      (362,118)
    Accumulated other comprehensive loss                      (1,571)            --
                                                         -----------    -----------
                                                            (294,304)      (362,118)
                                                         -----------    -----------

       Total liabilities and capital                     $ 1,256,861    $   885,379
                                                         ===========    ===========

                        Mohegan Tribal Gaming Authority
                             Statements of Income
                                (in thousands)




                                                    For the             For the          For the             For the
                                                 Quarter Ended       Quarter Ended  Nine Months Ended  Nine Months Ended
                                                 June 30, 2001       June 30, 2000     June 30, 2001      June 30, 2000
                                                 -------------       -------------     -------------      -------------
                                                  (unaudited)        (unaudited)        (unaudited)        (unaudited)
Revenues:
   Gaming                                           $ 192,053          $ 177,993          $ 547,616          $ 518,512
   Food and beverage                                   12,849             11,242             34,610             34,239
   Retail and other                                    14,014             12,286             42,590             38,319
                                                    ---------          ---------          ---------          ---------

       Gross revenues                                 218,916            201,521            624,816            591,070

  Less - Promotional allowances                       (18,374)           (16,712)           (53,404)           (50,741)
                                                    ---------          ---------          ---------          ---------

Net revenues                                          200,542            184,809            571,412            540,329
                                                    ---------          ---------          ---------          ---------

Cost and expenses:
   Gaming                                              86,965             78,108            243,123            225,527
   Food and beverage                                    6,442              5,565             18,462             17,429
   Retail and other                                     7,002              3,771             22,476             15,896
   General and administration                          32,009             32,094            103,798             98,120
   Pre-opening costs                                    3,724              1,381              7,040              3,398
   Management fee                                          --                 --                 --             13,634
   Depreciation and amortization                        8,503              7,500             22,025             22,786
                                                    ---------          ---------          ---------          ---------

       Total costs and expenses                       144,645            128,419            416,924            396,790
                                                    ---------          ---------          ---------          ---------

Income from operations                                 55,897             56,390            154,488            143,539
                                                    ---------          ---------          ---------          ---------

Other income (expense):
   Relinquishment liability reassessment               (8,958)            (5,763)           (26,874)           (17,290)
   Interest and other income                              648              2,892              2,390             10,437
   Interest expense, net                               (6,011)            (8,132)           (17,826)           (31,291)
   Loss on Disposition of Assets                         (114)                --               (114)                --
   Change in fair value of derivative instruments        (810)                --             (2,088)                --
                                                    ---------          ---------          ---------          ---------
                                                      (15,245)           (11,003)           (44,512)           (38,144)
                                                    ---------          ---------          ---------          ---------

Income from continuing operations                      40,652             45,387            109,976            105,395

   Loss from discontinued operations                      (64)              (159)              (591)              (465)
                                                    ---------          ---------          ---------          ---------

Net income                                          $  40,588          $  45,228          $ 109,385          $ 104,930
                                                    =========          =========          =========          =========